Exhibit 99.1

DaVita and HealthCare Partners Announce Merger Agreement

DENVER, CO and TORRANCE, CA (May 21, 2012) – DaVita Inc. (NYSE: DVA), a leading provider of kidney care services for those diagnosed with chronic kidney disease (CKD), and HealthCare Partners, the country’s largest operator of medical groups and physician networks, announced today that they have entered into a definitive merger agreement. The two companies expect to close the transaction early in the fourth quarter of this year. Upon closing, the combined company will be named DaVita HealthCare Partners Inc.

The purchase price to be paid by DaVita is approximately $4.42 billion, subject to post- close adjustments and contingent consideration. The purchase price consists of $3.66 billion in cash and approximately 9.38 million shares of DaVita common stock (which had a value of $758 million based on the closing price of DaVita’s common stock on May 18, 2012). DaVita expects to fund the cash portion of the purchase price through a combination of available cash, additional borrowings under DaVita’s existing senior secured credit facilities (which are expected to be amended to permit these borrowings), and additional debt financing.

HealthCare Partners has leading operations in the Southern California, Central Florida, and Southern Nevada areas. It takes clinical and economic accountability and management responsibility for nearly all of the healthcare needs of a patient population. This includes the provision of professional services rendered by primary care and specialty physicians as well as the coordination of hospital and other services. It provides and coordinates these services to over 667,000 managed care patients on a comprehensive capitated basis through a team of over 700 physicians that are employed by the company or its affiliated medical groups. The company operates an extensive network and offers thousands of access points including its 152 medical clinic locations and a network of over 8,300 independent physicians.

HealthCare Partners’ 2011 revenue was approximately $2.4 billion. Total care dollars under management were approximately $3.3 billion. Its 2011 EBITDA was $527 million and operating income was $488 million. This represents an operating income margin of 15% on total care dollars under management.

Kent Thiry, Chairman and CEO of DaVita, stated, “We believe our combined enterprise will offer new and exciting levels of clinical quality, service, and consumer/taxpayer savings. DaVita currently executes on its integrated care mission with thousands of physician partners across the country for specialized kidney care services. HealthCare Partners executes on that same mission across a full and deep array of healthcare services in three geographic markets. This combination will create a unique patient- and physician-focused organization.”

Robert Margolis, MD, the Chairman and CEO of HealthCare Partners said, “The entire HealthCare Partners leadership team is excited to find in DaVita a partner who shares our passion for and commitment to clinical quality. We were also attracted to its highly respected culture and demonstrated ability to grow in this time of unparalleled opportunity for accountable care organizations. We look forward to working with DaVita to extend our patient-focused and physician-led integrated care model to serve the needs of patients, physicians, and payors in new markets and in new ways. DaVita’s vision ‘to build the greatest healthcare community the world has ever seen’ and HealthCare Partners’ aspiration to lead the transformation of American healthcare to higher quality, efficiency, and value are absolutely complementary to each other.”

Upon completion of the merger, HealthCare Partners will operate as a separate subsidiary of DaVita HealthCare Partners. The current HealthCare Partners senior management team has committed to stay and continue to manage the existing business, and Dr. Margolis will join the board of directors and become Co-Chairman of the combined enterprise alongside Mr. Thiry. The transaction is subject to receipt of Hart-Scott-Rodino approval, obtaining the approval of HealthCare Partners’ owners, and other customary closing conditions.

The merger agreement provides that as additional consideration, DaVita will pay to the owners of HealthCare Partners a total of up to an additional $275 million in cash if certain performance targets are achieved in 2012 and 2013 by the HealthCare Partners subsidiary of DaVita HeathCare Partners.

JP Morgan Securities, LLC. served as financial advisor, Morrison & Forrester LLP served as lead counsel, and Sheppard Mullin Richter & Hampton LLP served as regulatory counsel to DaVita on the transaction. Munger, Tolles & Olson, LLP and Nossaman LLP served as legal advisors to HealthCare Partners on the transaction.

DaVita will discuss this transaction on an investor conference call. This call is also being webcast and can be accessed at the DaVita IR web page or over CCBN’s Investor Distribution Network. You can join this call on:

May 21, 2012

Starting at 8:30 a.m. EDT

Dial in number: 800-399-4406

Webcast: www.davita.com or www.fulldisclosure.com

When calling in, please refer to the “DaVita HealthCare Partners” call and provide the operator with your name and company affiliation. Investors who are unable to listen to the conference call will be able to access a replay via our website at www.davita.com. There will be no telephone replay.

A presentation to accompany this call will be available for download starting May 21, 2012, at 7:00 a.m. EDT at www.davita.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. All statements that do not concern historical facts are forward-looking statements and include, among other things, statements about our expectations, beliefs, intentions and/or strategies for the future. These forward-looking statements include statements regarding the anticipated closing date of the merger, our future operations (including the operations of HealthCare Partners after the closing), the anticipated financing for the merger, financial condition and prospects, expectations for treatment growth rates, revenue per treatment, expense growth, levels of the provision for uncollectible accounts receivable, operating income, cash flow, operating cash flow, estimated tax rates, capital expenditures, the development of new centers and center acquisitions, government and commercial payment rates, revenue estimating risk and the impact of our related level of indebtedness on our financial performance, including earnings per share. These statements involve substantial known and unknown risks and uncertainties that could cause our actual results to differ materially from those described in the forward-looking statements, including, but not limited to, risks resulting from uncertainties associated with governmental regulations, general economic and other market conditions, competition, accounting estimates, the variability of our cash flows, the concentration of profits generated from commercial payor plans, continued downward pressure on average realized payment rates from commercial payors, which may result in the loss of revenue or patients, a reduction in the number of patients under higher-paying commercial plans, a reduction in government payment rates under the Medicare ESRD program or other government-based programs, the impact of health care reform legislation that was enacted in the United States in March 2010, changes in pharmaceutical or anemia management practice patterns, payment policies, or pharmaceutical pricing, our ability to maintain contracts with physician medical directors, legal compliance risks, including our continued compliance with complex government regulations, current or potential investigations by various governmental entities and related government or private-party proceedings, continued increased competition from large and medium-sized dialysis providers that compete directly with us, our ability to complete any acquisitions, mergers or dispositions that we might be considering or announce, or integrate and successfully operate any business we may acquire, expansion of our operations and services to markets outside the United States, or to businesses outside of dialysis and the other risk factors set forth in our SEC filings, including our quarterly report on Form 10-Q for the first quarter ended March 31, 2012 and subsequent quarterly reports to be filed on Form 10-Q. We base our forward-looking statements on information currently available to us, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying factors, new information, future events or otherwise.

This release contains non-GAAP financial measures. For reconciliations of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, see the attached reconciliation schedules. For the reasons stated in the reconciliation schedules, we believe our presentation of non-GAAP financial measures provides useful supplemental information for investors.

About DaVita

DaVita Inc., a Fortune 500® company, is a leading provider of kidney care in the United States, delivering dialysis services to patients with chronic kidney failure and end stage renal disease. DaVita strives to improve patients’ quality of life by innovating clinical care, and by offering integrated treatment plans, personalized care teams and convenient health-management services. As of March 31, 2012, DaVita operated or provided administrative services at 1,841 dialysis facilities in the United States, serving approximately 145,000 patients. The company also operated 15 outpatient dialysis centers located in three countries outside the United States. DaVita supports numerous programs dedicated to creating positive, sustainable change in communities around the world. The company’s leadership development initiatives and social responsibility efforts have been recognized by Fortune, Modern Healthcare, Newsweek and WorldBlu. For more information, please visit www.davita.com.

About HealthCare Partners

HealthCare Partners, LLC, with operations in California, Nevada, and Florida, manages and operates medical groups and affiliated physician networks nationally in its pursuit of excellent quality healthcare delivered in a dignified and compassionate manner. HealthCare Partners operates HealthCare Partners Affiliates Medical Group (California), HealthCare Partners of Nevada, JSA Healthcare Corporation (Florida), and The Camden Group (a national consulting firm). HealthCare Partners is a leader in multispecialty integrated and coordinated care delivery. For more information, please visit www.healthcarepartners.com.

Additional Information and Where to Find It:

In connection with the merger, DaVita intends to file with the SEC a Registration Statement on Form S-4 to register the DaVita common stock issuable in the merger. Investors and security holders are urged to read the S-4 and any other relevant documents to be filed with the SEC because they will contain important information about DaVita and HealthCare Partners and the proposed merger. Investors and security holders may obtain a free copy of the S-4 and other documents when filed by DaVita with the SEC at www.sec.gov or www.davita.com.

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Contact Information:

Investors:

Jim Gustafson

310-536-2585

Jim.Gustafson@davita.com

Media:

Skip Thurman

303-405-2296

Skip.Thurman@davita.com

Reconciliation for Non-GAAP measures

(unaudited)

Reconciliation of HealthCare Partners’ Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization and excluding stock-based compensation expense)

We believe that adjusted EBITDA enhances a user’s understanding of HealthCare Partners’ income from operations for this period by presenting consistent operating income items that we believe provide another means of understanding HealthCare Partners’ operating performance excluding stock-based compensation expense. Adjusted EBITDA also serves as a measure of liquidity of HealthCare Partners in that it provides information about the ability of HealthCare Partners to generate cash from operations. This measure is not a measure of financial performance under GAAP and should not be considered as an alternative to operating income, net income or operating cash flow.

2011
(in millions)
Net income	$409
Income taxes	71
Debt expense, net	9
Depreciation and amortization	31
Stock-based compensation expense	7

Adjusted EBITDA	527
Less depreciation and amortization	(31)
Less stock-based compensation expense	(7)
Less total other income, net	(1)

Operating income	$488